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                                  Exhibit 23.2
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                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

The Board of Directors
TenFold Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of TenFold Corporation of our report dated February 4, 2000, except as to Note 16, which is as of February 19, 2000, relating to the consolidated balance sheets of TenFold Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 annual report on Form 10-K of TenFold Corporation.

                                                     /s/ KPMG LLP

Salt Lake City, Utah
February 16, 2001